Exhibit 99.7
Assignment of Trademark

For good and sufficient consideration, receipt of which is hereby acknowledged, R & S Dionisio Real Estate and Equipment, LLC, a Colorado limited liability company (“R&S”), Dionisio Produce & Farms, LLC, a Colorado limited liability company (“DPF”) and Russell L. Dionisio (“Dionisio”) on the one hand and hereinafter referred to collectively as “Seller” does  sell, assign, and transfer to  TR Bessemer, LLC, a Colorado limited liability company, its successors and assigns ("Buyer"), a wholly-owned entity of Two Rivers Water Company, a Colorado corporation (“TRWC”), effective as of November 2, 21012, all Seller's right, title, and interest in and to each and all of the following assets:

1.
All of Seller’s rights to the trademarks “Dionisio Farms & Produce”, “Dionisio Produce & Farms”, “Dionisio Produce”, “Dionisio Farms” and any marks related to the Dionisio Farms & Produce business (“Trademarks”).

2.
All of Seller’s rights to the following  rights associated with the Trademarks, including but limited to:(a) The logos, business practices, use standards, trade dress, and good will associated therewith.(b) The renewals, extensions and modifications of any applications or use with local, state, and federal  offices or regulatory agencies.(c)  All income, royalties, damages, and payments now and hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past or future infringements, dilution or improper use thereof;(d) All rights corresponding thereto, including, without limitation, the right to sue and recover for past, present and future infringements, dilution or improper use thereof.(e) All other proceeds and products of the foregoing, including, without limitation, any rights pursuant to its agreements with any other party relating thereto.

Representations and Warranties.

(i)
Seller warrants that it is the legal owner of all right, title and interest in the Trademark, that the Trademark(s) has not been otherwise previously pledged, assigned, or encumbered and that this assignment does not infringe on the rights of any person.  Seller agrees to cooperate with Buyer and to execute and deliver all papers, instruments and assignments as may be necessary to vest all right, title and interest in and to the Trademark(s), including, without limitation, recordation of the assignment in the United States Patent and Trademark Office.

(ii)	Seller warrants that he will not enter into any agreement inconsistent with Seller’s rights transferred under this Assignment.

(iii)
Seller warrants that this Assignment shall not terminate and shall survive the termination of any business relationship between Seller and Buyer and their assigns and successors. IN WITNESS WHEREOF, the parties have executed this Assignment by their signature or the signature of their duly authorized representatives below. SELLER:

R & S Dionisio Real Estate and Equipment, LLC, a Colorado limited liability company
By: /s/ Russell Dionisio
Title:  Managing Member

Dionisio Produce & Farms, LLC a Colorado limited liability company
By:  /s/ Russell Dionisio
Title:  Managing Member

BUYER:
TR Bessemer, LLC, a Colorado limited liability company

By:  /s/ Wayne Harding, Manager